EXHIBIT 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (on Form S-3), pertaining to the issuance or sale of certain common shares of Ashford Hospitality Trust, Inc., of our reports on the Day Properties, dated August 2, 2004, with respect to the combined historical summary of revenue and direct operating expenses of these properties included in a current report on Form 8-K/A filed with the Securities and Exchange Commission on August 19, 2004.

/s/ Holland Shipes Vann, P.C.

Atlanta, Georgia
August 27, 2004